Exhibit 10.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

VERIZON COMMUNICATIONS INC.

AND

NEW COMMUNICATIONS HOLDINGS INC.

DATED AS OF May 13, 2009

Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE CONTRIBUTION

ARTICLE III

CONDITIONS

Section 3.1	Conditions to the Distribution	29
Section 3.2	Waiver of Conditions	30

ARTICLE IV

THE DISTRIBUTION

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ARTICLE V

POST CLOSING ADJUSTMENTS

Section 5.1	Post-Closing Adjustments.	32

ARTICLE VI

ADDITIONAL COVENANTS

ARTICLE VII

ACCESS TO INFORMATION

ARTICLE VIII

NO REPRESENTATIONS OR WARRANTIES

Section 8.1	No Representations or Warranties	44

ARTICLE IX

MISCELLANEOUS

ii

(continued)
Page

Exhibit A                      Disclosure Letter
Exhibit B                      Form of FiOS Intellectual Property Agreement
Exhibit C                      Form of FiOS Software License Agreement
Exhibit D                      Form of FiOS Trademark License Agreement
Exhibit E                      Form of Intellectual Property Agreement
Exhibit F                      Form of Software License Agreement
Exhibit G                      Terms of Spinco Securities

iii

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated as of May 13, 2009, by and between Verizon Communications Inc., a Delaware corporation (“Verizon”), and New Communications Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Verizon (“Spinco” and, together with Verizon, the “Parties”).

RECITALS

WHEREAS, Spinco is a newly-formed, wholly-owned, direct Subsidiary of Verizon;

WHEREAS, Verizon, Spinco and Frontier Communications Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time, Spinco will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, prior to the Distribution (as defined herein) upon the terms and subject to the conditions set forth in this Agreement, Verizon will, pursuant to a series of restructuring transactions that will occur prior to the Distribution, (a) transfer or cause to be transferred (i) to Spinco and (ii) by Spinco to the Non-ILEC Spinco Subsidiary (as defined herein) and to one or more wholly-owned Subsidiaries of the Non-ILEC Spinco Subsidiary (as may be designated by the Non-ILEC Spinco Subsidiary) all of the Non-ILEC Spinco Assets (as defined herein), each such transfer to be subject to the assumption by such entity or entities of the Non-ILEC Spinco Liabilities (as defined herein), (b) to the extent the ILEC Spinco Assets and the ILEC Spinco Liabilities are not currently located within an ILEC Spinco Subsidiary, transfer or cause to be transferred, including by one or more of its Subsidiaries, to the ILEC Spinco Subsidiaries (as defined herein) all of the ILEC Spinco Assets (as defined herein), subject to the assumption by such entities of the ILEC Spinco Liabilities (as defined herein), and shall directly or indirectly transfer the ILEC Spinco Subsidiaries (after receiving the stock of a Subsidiary holding certain ILEC Spinco Subsidiaries from its Subsidiaries in a series of internal distributions) to Spinco and (c) to the extent any Assets that are not Spinco Assets and any Liabilities that are not Spinco Liabilities are currently located within an ILEC Spinco Subsidiary, transfer or cause to be transferred by any such ILEC Spinco Subsidiary such Assets or Liabilities to Verizon or an Affiliate of Verizon;

WHEREAS, in exchange for the transfers contemplated by the immediately preceding recital, Spinco will (a) pay to Verizon the Special Payment (as defined herein) and (b) if applicable, distribute to Verizon the Spinco Securities (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement (the transactions described in this recital and in the immediately preceding recital, collectively, the “Contribution”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Verizon will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $.01 per share, of Spinco (“Spinco Common Stock”) to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $.10 per share, of Verizon (“Verizon Common Stock”) and, to the extent applicable, to such persons who received Verizon Common Stock pursuant to the exercise of Record Date Options (as defined below);

WHEREAS, the Parties to this Agreement intend that (i) each Internal Spinoff qualify as a distribution eligible for nonrecognition under Sections 355(a), 355(c) or 361(c) of the Code, as applicable; (ii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iii) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iv) no gain or loss be recognized by Verizon for federal income tax purposes in connection with the receipt of the Spinco Securities (as defined herein) or the consummation of the Debt Exchange (as defined herein); (v) the Special Payment qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Payment to its creditors or shareholders in connection with the Contribution; (vi) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code; and (vii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, the Company and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the Parties to this Agreement intend that, except as set forth in Section 2.3 hereof, throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs, the Internal Restructurings, the Contribution, and the Distribution, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union-represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, as contemplated by and provided in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1    General.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group and (ii) none of Cellco Partnership (d/b/a Verizon Wireless) or any of its Subsidiaries shall be deemed Affiliates or Subsidiaries of Verizon.

“Agent” means the distribution agent agreed upon by Verizon and the Company, to be appointed by Verizon to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Rate” means the three-month LIBOR rate published by Bloomberg as “Ticker US001M” (or any successor page) at approximately 11:00 a.m. London time on the date which is two days prior to the date such rate is determined plus 200 basis points, such rate to be reset every 90 days.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person):  (i) accounts and notes receivable (whether current or non-current); (ii) Cash and Cash Equivalents, debentures, bonds, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, letters of credit and performance and surety bonds, voting-trust certificates, puts, calls, straddles, options and other securities of any kind, and all loans, advances or other extensions of credit or capital contributions to any other Person; (iii)  rights under leases (including real property leases), contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, other agreements and business arrangements; (iv) owned real property; (v) leased real property, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind, including all antennas, apparatus, cables, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property; (vii) computers and other data processing equipment and software; (viii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (ix) prepayments or prepaid expenses; (x) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xi) Information; (xii) advertising materials and other printed or written materials; (xiii) goodwill as a going concern and other intangible properties; and (xiv) licenses and authorizations issued by any Governmental Authority.  “Assets” shall not include any Excluded Assets.

“Blended Customer Contracts” means Contracts with customers of Verizon or one of its Subsidiaries, in each case to which Verizon, one of the Contributing Companies or another Subsidiary of Verizon is a party, and in each case which provide for such customers to receive one or more products or services that are offered by the Spinco Business as well as one or more products or services that are offered by the Verizon Business, other than Contracts relating to Retained Customer Accounts listed on Section 1.1(a) of the Disclosure Letter.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents, including certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, and marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and other liquid investments, including all deposited but uncleared bank deposits.

“Claims Made Policies” has the meaning set forth in Section 6.5(a).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Closing Statement” has the meaning set forth in Section 5.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Merger Agreement.

“Company Third Party Intellectual Property” has the meaning set forth in the Merger Agreement.

“Contract” means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied.

“Contributing Companies” means Verizon North Inc., a Wisconsin corporation, Verizon Northwest Inc., a Washington corporation, Verizon West Coast Inc., a California corporation, Contel of the South, Inc., a Georgia corporation, Verizon California Inc., a California corporation, Verizon South Inc., a Virginia corporation, Verizon West Virginia Inc., a West Virginia corporation, Verizon Enterprise Solutions LLC, a Delaware limited liability company, Verizon Long Distance LLC, a Delaware limited liability company, Verizon Online LLC, a Delaware limited liability company, and Verizon Credit Inc., a Delaware corporation, and any other Subsidiary of Verizon that employs Spinco Business Employees (as defined in the Merger Agreement) as of the Closing Date.

“Contribution” has the meaning set forth in the Recitals.

“Current Assets” means total current assets of the Spinco Business, determined in accordance with the last sentence of Section 5.1(a), as of the opening of business on the Distribution Date.

“Current Liabilities” means the total current liabilities of the Spinco Business, determined in accordance with the last sentence of Section 5.1(a) as of the opening of business on the Distribution Date.

“Cutover Plan Support Agreement” means the Cutover Plan Support Agreement entered into on the date hereof, between Verizon Information Technologies LLC and the Company as such agreement may be amended from time to time.

“Debt Exchange” has the meaning set forth in Section 2.4(c).

“Disclosure Letter” means the schedule prepared and delivered by Verizon to Spinco as of the date of this Agreement.

“Dispute Resolution Request” has the meaning set forth in Section 5.1(c).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Distribution Date Spinco Indebtedness” has the meaning set forth in the Merger Agreement.

 “Distribution Date Working Capital” means the amount, if any, by which Current Assets exceeds Current Liabilities (or, if Current Liabilities exceeds Current Assets, the amount of such excess expressed as a negative number) as of the opening of business on the Distribution Date prior to the application of purchase accounting entries to the Surviving Corporation’s opening balance sheet.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Election” has the meaning set forth in Section 2.4(d).

“Employee Matters Agreement” means the Employee Matters Agreement entered into among Verizon, Spinco and the Company on the date hereof, as such agreement may be hereafter amended from time to time.

“Excluded Assets” means (i) all Intellectual Property Assets, which shall be governed exclusively by the Intellectual Property Agreement, (ii) all assets relating to Taxes (except to the extent included in Current Assets), and (iii) all assets consisting of or relating to any benefits or any benefit plans, programs, agreements or arrangements, which shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement.

“Excluded Liabilities” means (i) all liabilities for or in respect of any Intellectual Property Assets, (ii) all liabilities for or in respect of Taxes (except to the extent included in Current Liabilities) and (iii) all liabilities for or in respect of any benefits or any benefit plans, programs, agreements or arrangements, which shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement.

“Final Closing Statement” has the meaning set forth in Section 5.1(c).

“Final Distribution Date Working Capital” has the meaning set forth in Section 5.1(d).

“Financial Instruments” means credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, letters of credit, surety bonds and similar instruments.

“FiOS Intellectual Property Agreement” means the FS Intellectual Property Agreement to be entered into among Verizon Patent and Licensing Inc., Spinco and the Company, substantially in the form of Exhibit B hereto.

“FiOS Software License Agreement” means the FS Software License Agreement to be entered into among Verizon Information Technologies LLC, Spinco and the Company, substantially in the form of Exhibit C hereto.

“FiOS Trademark License Agreement” means the FS Trademark License Agreement to be entered into between Verizon Licensing Company and the Company, substantially in the form of Exhibit D hereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Verizon Group or the Spinco Group, as the case may be.

“GTE” means GTE Corporation, a New York corporation.

“ILEC” means an incumbent local exchange carrier, as defined in 47 U.S.C. § 251(h).

“ILEC Spinco Assets” means Spinco Assets which are subject to regulations applicable to ILECs promulgated by one or more of the public utility commissions in the states of Arizona, California, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin.

“ILEC Spinco Liabilities” means Spinco Liabilities to the extent arising from or relating to ILEC Spinco Assets.

“ILEC Spinco Subsidiaries” means Verizon North Inc., a Wisconsin corporation, Verizon Northwest Inc., a Washington corporation, Verizon West Coast Inc., a California corporation, Contel of the South, Inc., a Georgia corporation, New Communications of the Southwest Inc., a newly formed Delaware corporation, New Communications of the Carolinas Inc., a newly formed Delaware corporation, and Verizon West Virginia Inc., a West Virginia corporation.

“Indebtedness” means, with respect to Spinco and the Spinco Subsidiaries, all indebtedness for borrowed money, including the aggregate principal amount thereof, and any accrued interest thereon.

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form).

“Information Statement” means the information statement forming part of Spinco’s Registration Statement on Form 10.

“Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into among Verizon Patent and Licensing Inc., Spinco and the Company in the form of Exhibit E hereto.

“Intellectual Property Assets” means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

“Internal Restructurings” has the meaning set forth in the Merger Agreement.

“Internal Spinoffs” has the meaning set forth in the Merger Agreement.

“Law” has the meaning set forth in the Merger Agreement.

“Leased Real Property” means all leasehold or subleasehold estates and other rights of Verizon or its Affiliates to use or occupy any land, buildings or structures located in the Territory that are used primarily in the conduct of the Spinco Business, including those listed in Section 1.1(b) of the Disclosure Letter.

“Liability” or “Liabilities” means all debts, liabilities and obligations (including those arising under Contracts) whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.  “Liabilities” shall not include any Excluded Liabilities.

“Litigation Matters” means all pending or threatened litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Verizon or Spinco (or members of either Group).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Non-ILEC Spinco Assets” means Spinco Assets other than ILEC Spinco Assets.

“Non-ILEC Spinco Liabilities” means Spinco Liabilities other than ILEC Spinco Liabilities.

“Non-ILEC Spinco Subsidiary” means New Communications Online and Long Distance Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of Spinco.

“Non-Statutory Intellectual Property” means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, information, manuals, reports and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person; provided, however, that, notwithstanding anything to the contrary, the definition of “Non-Statutory Intellectual Property” shall not include any Statutory Intellectual Property.

“Occurrence Basis Policies” has the meaning set forth in Section 6.5(a).

“Owned Real Property” means all land in the Territory that is owned by Verizon or its Affiliates and used primarily in the conduct of the Spinco Business, together with all buildings, structures, improvements and fixtures located thereon, subject to all easements and other rights and interests appurtenant thereto, including existing third party rights and interests.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Verizon and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including commercial general liability, automobile, workers’ compensation, excess and umbrella, aircraft, crime, property and business interruption, directors’ and officers’ liability, fiduciary liability, employment practices liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” means with respect to either Group, Information regarding a member of such Group or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

“Real Property Interests” means all easements, rights of way, and licenses (whether as licensee or licensor) in real property that are used primarily in the conduct of the Spinco Business, and excluding all Owned Real Property and property and interests subject to Real Property Leases.

“Real Property Leases” means all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Reclassification” has the meaning set forth in Section 4.2.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Verizon as the record date for determining stockholders of Verizon entitled to participate in the Distribution, which date shall be a Business Day preceding the Distribution Date.

“Record Date Options” has the meaning set forth in the Employee Matters Agreement.

“Representative” means with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Retained Contract” means (i) any Contract entered into by Verizon or any Subsidiary of Verizon (other than Spinco or a Spinco Subsidiary), on the one hand, with a non-Affiliate of Verizon, on the other hand, which is used or held for use in the conduct of the Spinco Business as well as the Verizon Business, other than any Blended Customer Contract; and (ii) any Contract entered into solely between or among Verizon and/or Affiliates of Verizon, other than (a) Transferred Affiliate Arrangements, including, in each case, those Contracts listed in Section 1.1(c) of the Disclosure Letter and (b) Contracts governing Retained Customer Accounts.

“Retained Customer Accounts” means those customer accounts identified on Section 1.1(a) of the Disclosure Letter.

“Software License Agreement” means the Verizon Software License Agreement to be entered into among Verizon Information Technologies LLC, Spinco and the Company, in the form of Exhibit F hereto.

“Special Payment” means a payment made by Spinco to West in an amount which shall not exceed (i) the lesser of (x) $3.333 billion and (y) West’s estimate of its tax basis in Spinco minus (ii) the amount of Distribution Date Spinco Indebtedness, such amount to be set forth in a certificate delivered pursuant to Section 7.18(g) of the Merger Agreement (as updated in accordance with such section).

“Special Payment Financing” has the meaning set forth in the Merger Agreement.

“Spinco” has the meaning set forth in the Preamble; provided that, with respect to any period following the Effective Time, all references to Spinco herein shall be deemed to be references to the Surviving Corporation.

“Spinco Assets” means, subject to Section 2.1(c), collectively:

(i)           all of the right, title and interest of Verizon and its Affiliates in all Assets that are primarily used or held for use in, or that primarily arise from, the conduct of the Spinco Business, including:

(A)           those set forth on the Spinco Audited Balance Sheet to the extent held on the Distribution Date;

(B)           the Current Assets;

(C)           all Owned Real Property and all Leased Real Property, together with all buildings, towers, facilities and other structures and improvements located thereon;

(D)           all Real Property Interests;

(E)           all Telephone Plant;

(F)           all Contracts;

(G)           all existing fiber-to-the-premises (“FiOS”) network elements from and including the video hub office(s) (“VHO”) to the end-user customers consisting primarily of elements of the VHO, trunks and other connecting facilities from the VHO to the serving offices and all connections from serving offices to end-user customers in the states of Indiana, Oregon and Washington;

(ii)            all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement;

(iii)           the capital stock of each Spinco Subsidiary (it being agreed that the physical certificates representing such capital stock shall be delivered to Spinco by Verizon no later than the Distribution Date);

(iv)           all rights of the Contributing Companies in respect of the Transferred Affiliate Arrangements;

(v)            those rights in the Blended Customer Contracts as are allocated to Spinco as contemplated by Section 7.8(e) of the Merger Agreement and the obligations of Verizon described in Section 7.8(f) of the Merger Agreement;

(vi)           all claims, causes of action and rights (or any share thereof) to the extent related to or arising from any other Spinco Asset or Spinco Liability; and

(vii)           any additional Assets set forth on Section 1.1(d) of the Disclosure Letter;

provided that, notwithstanding the foregoing, in no event will the Spinco Assets include:

I.            any Excluded Assets and Verizon Third Party Intellectual Property or Company Third Party Intellectual Property;

II.          any Verizon Assets;

III.         any Retained Contracts and any Contracts governing Retained Customer Accounts;

IV.         any Cash and Cash Equivalents or short-term investments;

V.          any Assets of Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., and direct and indirect Subsidiaries of Verizon Business Global LLC;

VI.         any Assets of Verizon Network Integration Corp.;

VII.        any Assets of Verizon Federal Inc.;

VIII.       any Assets of Federal Network Systems LLC;

IX.         any Assets of Verizon Global Networks Inc.;

X.          any Assets of Verizon Select Services Inc.; and

XI.         any Assets of Cellco Partnership (d/b/a Verizon Wireless).

“Spinco Audited Balance Sheet” means the audited Combined Statements of Selected Assets, Selected Liabilities and Parent Funding as of December 31, 2008 for the local exchange businesses and related landline activities of Verizon in the Territory (including Internet access and certain long distance services provided to customers in those states).

“Spinco Business” means:

(i)           all of the incumbent local exchange carrier business activities and operations of Verizon and its Affiliates in the Territory (consisting of local exchange service, “intraLATA” toll service, network access service, enhanced voice and data services, digital subscriber line (“DSL”) services, wholesale services, operator services, directory assistance services, customer service to end users, and, in connection with any of the foregoing, repairs, billing and collections); and

(ii)           all of the following activities of Verizon and its Affiliates in the Territory:

(A)           originating central office voice switched Long Distance (“LD”) services in the Territory switched by wire centers that are otherwise Spinco Assets; and

(B)           the provision by Verizon Online LLC of dial-up, DSL and dedicated Internet access services and related value added services taken by DSL customers located in the Territory;

(C)           the resale of satellite to terrestrial video services, but only to the extent of the assets described in clause (i)(G) of the definition of Spinco Assets.

provided that, for the avoidance of doubt, “Spinco Business” shall not include any other business activities or operations of Verizon or its Affiliates whether or not conducted in the Territory, including:

(A)          the offering of wireless voice, data and other services by Cellco Partnership (d/b/a Verizon Wireless) and its Affiliates;

(B)           publishing and printing telephone directories and publishing electronic directories;

(C)           monitoring, installation, maintenance and repair of customer premises equipment and software, structured cabling, call center solutions and professional and other services as provided by Verizon Network Integration Corp. or Verizon Select Services Corp.;

(D)            multi-dwelling unit voice, data and video services as provided generally by Verizon Avenue Corp., other than services provided pursuant to contracts entered into by Verizon Avenue Corp. as agent for, or on behalf of, a Contributing Company;

(E)            wireless telecommunications services, customer premises equipment, inside wiring and cabling, and consulting services to or for federal government agencies offered by Federal Network Systems LLC, and customer premises inside wiring and cabling, and consulting services to or for federal government agencies offered by Verizon Federal Inc.;

(F)            interstate, intrastate and local exchange services offered by Verizon or its Affiliates (other than the Contributing Companies) consisting primarily of those services conducted by them as successors to the business of MCI, Inc.;

(G)            monitoring, provision, maintenance and repair of intrastate, interstate and international telecommunications and information services, managed services, internet protocol services, data center services, professional services, hosting services, web infrastructure and application management and other products, services and software as provided generally by Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., or direct and indirect Subsidiaries of Verizon Business Global LLC;

(H)           consumer and small business customer premises equipment sales and services;

(I)             long haul switching, routing and transmission and other carrier services as provided generally by Verizon Global Networks Inc.;

(J)             prepaid card products, payphone dial around services (VSSI-CARD) and dedicated Internet access services as provided generally by Verizon Select Services Inc.;

(K)            Verizon “Voice Over Internet Protocol” service, “iobi” service and smart touch service as provided generally by Verizon Long Distance LLC and Verizon Enterprise Solutions LLC;

(L)            security services as provided generally by Cybertrust, Inc. and its Affiliates;

(M)           any former MCI or Verizon Select Services Inc. business;

(N)           operator services and directory assistance services to wireless carriers, including Cellco Partnership (d/b/a Verizon Wireless) and any third-party wireless carrier;

(O)            Verizon Smart Phone service as provided generally by Verizon Online LLC;

(P)            any “interLATA” non-ILEC switched or data services provided by Verizon Long Distance LLC and Verizon Enterprise Solutions LLC, which includes private line, asynchronous transfer mode (“ATM”), frame relay, Ethernet and dedicated access voice services or any services that Verizon Long Distance LLC and Verizon Enterprise Solutions LLC provide through separate third party Agreements; or

(Q)           similar activities conducted by successors to any of the foregoing named entities.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Debt Expenses” means the aggregate amount of all fees and expenses payable to lenders or lenders’ advisors by Spinco or the Surviving Corporation pursuant to the terms of the Special Payment Financing or otherwise arising directly from the consummation of the Special Payment Financing.

“Spinco Employees” has the meaning set forth in the Employee Matters Agreement.

“Spinco Group” means Spinco and the Spinco Subsidiaries.

“Spinco Guarantees” has the meaning set forth in Section 6.4(b).

“Spinco Liabilities” means, subject to Section 2.1(c), collectively:

(i)      all Liabilities of Verizon or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) to the extent relating to or arising from the Spinco Business, including the Liabilities set forth on the Spinco Audited Balance Sheet and the Liabilities of Spinco under the Transaction Agreements;

(ii)     all Liabilities to the extent relating to or arising from any Spinco Assets;

(iii)    all Liabilities of the Spinco Business in respect of the Transferred Affiliate Arrangements;

(iv)    all Current Liabilities;

(v)     those Liabilities under the Blended Customer Contracts that are assigned to and assumed by the Company pursuant to Section 7.8(e) or described in Section 7.8(f) of the Merger Agreement;

(vi)    all Liabilities relating to or arising from any Verizon Guarantee;

(vii)   all Distribution Date Spinco Indebtedness; and

(viii)          all Liabilities set forth in Section 1.1(e) of the Disclosure Letter.

Notwithstanding the foregoing, the Spinco Liabilities shall not include any Liabilities specifically agreed not to be assumed by Spinco under any other Transaction Agreement.  For the avoidance of doubt, Spinco Liabilities shall not include any Verizon Liabilities or Excluded Liabilities.

“Spinco Securities” means any notes issued by Spinco to Verizon, as contemplated in Section 2.4 hereof and having the principal terms set forth on Exhibit G hereto and other terms determined in accordance with Section 7.18 of the Merger Agreement.

“Spinco Subsidiaries” means, collectively, the Non-ILEC Spinco Subsidiary and the ILEC Spinco Subsidiaries.

“Statutory Intellectual Property” means all (i) United States patents and patent applications of any kind, (ii) United States works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, (iii) Trademarks, and (iv) any rights or licenses in the foregoing.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Surviving Corporation” has the meaning set forth in the Merger Agreement.

“Target Working Capital” means $0.

“Taxes” has the meaning set forth in the Merger Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement entered into on the date hereof, among Verizon, the Company, Spinco and the ILEC Spinco Subsidiaries, as such agreement may be amended from time to time.

“Telephone Plant” means all plant, systems, structures, regulated construction work in progress, telephone cable (whether in service or under construction), microwave facilities (including frequency spectrum assignment), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (excluding customer premises equipment, but including all local exchange equipment that serves (i) cell towers, (ii) data equipment (excluding customer premises equipment, but including all equipment necessary to provide data services (including dial-up, digital subscriber line and dedicated Internet access services and related value-added services)), including the broadband router aggregation system, (iii) ATM switch routers and (iv) network facilities located in the Territory), central office equipment and other equipment in general other than customer premises equipment, instruments and house wiring connections located in the Territory used in the Spinco Business (to the extent not transferred to customers as inside wiring), other than the portion thereof relating to the FiOS network.

“Territory” means the local franchise area of the Contributing Companies in the states of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, the franchise area of Verizon West Coast Inc. and the franchise areas in California covered by the following wirecenters:

(i)           bordering Nevada:

WDFRCAXFRS1                     WDFRAXF
PYVLCAAARLO                     PYVLCAAA
WDFRCAAARLO                   WDFRCAAA
CEVLLAFRS6                           CEVLCAXF

(ii)           bordering Arizona:

BGRVLAFRLO                          BGRVCAXF
HVSUCAXFRS1                        HVSUCAXF
BLTLAXF9ZK                           BLYTLAXF

“Total Verizon Shares” means (i) the total number of shares of Verizon Common Stock as of the Record Date plus (ii) the total number of shares of Verizon Common Stock issued to all persons who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options on or prior to the Distribution Date.

“Trademarks” means trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

“Transaction Agreements” has the meaning set forth in the Merger Agreement.

“Transferred Affiliate Arrangements” means (i) all Transaction Agreements and all arrangements expressly contemplated by a Transaction Agreement, (ii) all Affiliate interconnection Contracts and (iii) all Contracts listed on Section 1.1(f) of the Disclosure Letter.

“Verizon” has the meaning set forth in the Preamble.

“Verizon Assets” means, subject to Section 2.1(c), collectively,

(i)           all of the right, title and interest of Verizon and its Subsidiaries in all Assets held by them other than those identified in clauses (i) through (vii) of the definition of Spinco Assets, it being acknowledged that Verizon Assets include:

(A)           all Retained Contracts (it being agreed that Spinco and the Spinco Subsidiaries shall be permitted to (x) retain any product or license under a Retained Contract delivered and paid for prior to the Closing in the conduct of the Spinco Business and (y) receive any product or license under a Retained Contract that was ordered and paid for prior to the Closing in the conduct of the Spinco Business but which shall be delivered after the Closing);

(B)           all Contracts between Verizon and the Verizon Subsidiaries on one hand and Spinco and the Spinco Subsidiaries on the other hand (other than to the extent they constitute Transferred Affiliate Arrangements);

(C)           any Asset, other than any customer relationships, of the dial-up, DSL, and dedicated Internet access, related DSL value added services and LD portions of the Spinco Business;

(D)           all FiOS network assets not specifically described as a Spinco Asset, including the Satellite Head End located in Illinois; and

(E)           tangible Assets used exclusively by personnel who are retained by Verizon but who work in one of the work centers or other locations located in the Territory which serve both the Spinco Business and the Verizon Business, which locations are set forth in Section 1.1(g) of the Disclosure Letter;

(ii)           all other Assets of Verizon and Verizon Subsidiaries to the extent specifically assigned to or retained by any member of the Verizon Group pursuant to this Agreement or any other Transaction Agreement;

(iii)          the capital stock of each Verizon Subsidiary;

(iv)          all rights of Verizon under the Transaction Agreements;

(v)           all defenses and counterclaims relating to any Liability retained by Verizon or its Affiliates;

(vi)          all claims, causes of action and rights (or any share thereof) to the extent related to or arising from any other Verizon Asset or Verizon Liability; and

(vii)         any additional Assets set forth on Section 1.1(h) of the Disclosure Letter;

provided that, notwithstanding the foregoing, in no event will the Verizon Assets include any Spinco Assets.

“Verizon Business” means all of the businesses and operations conducted by Verizon and the Verizon Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

“Verizon Common Stock” has the meaning set forth in the Recitals.

“Verizon Group” means Verizon and the Verizon Subsidiaries.

“Verizon Guarantees” has the meaning set forth in Section 6.4(a).

“Verizon Liabilities” means, subject to Section 2.1(c) collectively, (i) all Liabilities of Verizon or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) relating to or arising from the Verizon Business, including the Liabilities of Verizon under the Transaction Agreements, in each case other than the Spinco Liabilities, (ii) all Liabilities in respect of the Transferred Affiliate Arrangements other than the Spinco Liabilities related thereto, (iii) all Liabilities under the Blended Customer Contracts except to the extent assumed by the Company pursuant to Section 7.8(e) of the Merger Agreement, (iv) all Liabilities in respect of Retained Contracts, (v) all Liabilities relating to or arising from any Spinco Guarantee, (vi) all expenses allocated to Verizon pursuant to Section 11.1 of the Merger Agreement and (vii) all Liabilities listed in Section 1.1(i) of the Disclosure Letter.  For the avoidance of doubt, the Verizon Liabilities shall not include any Spinco Liabilities.

“Verizon Subsidiaries” means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date, assuming that the Distribution has occurred in accordance with the terms hereof.

“Verizon Third Party Intellectual Property” has the meaning set forth in the Merger Agreement.

Section 1.2    Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

Section 1.3    References to Time.  All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

The Contribution

Section 2.1    Transfers of Spinco Assets and Spinco Liabilities.

(a)           Subject to Section 2.1(b) and, in the case of Information, Article VII, on or prior to the Distribution Date, Verizon shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance of (i) the Non-ILEC Spinco Assets and the Non-ILEC Spinco Liabilities to the Non-ILEC Spinco Subsidiary, (ii) the ILEC Spinco Assets and the ILEC Spinco Liabilities to the ILEC Spinco Subsidiaries and (iii) the ILEC Spinco Subsidiaries to Spinco (including by contributing stock of an entity holding one or more ILEC Spinco Subsidiaries).  Spinco shall assume or cause the applicable Spinco Subsidiaries to assume, and thereafter timely pay, perform and discharge, when and as due, or cause the applicable Spinco Subsidiaries to thereafter timely pay, perform and discharge, when and as due, all of the Spinco Liabilities.

(b)           Nothing in this Agreement (including, for the avoidance of doubt, Section 6.6) shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed.  The rights and obligations of the Parties in respect of removing such impediments (including pursuing and obtaining all applicable consents, waivers and approvals in connection with the Contribution) and in respect of such Assets and Liabilities to the extent not transferred on the Distribution Date are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(c)           The rights and obligations of the Parties with respect to Intellectual Property Assets shall be governed exclusively by the Intellectual Property Agreement.  Accordingly, Intellectual Property Assets and liabilities relating to Intellectual Property Assets shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement.  In the event of any inconsistency between this Agreement and the Intellectual Property Agreement, the terms of the Intellectual Property Agreement shall control.  The rights and obligations of the Parties with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement and, to the extent applicable, the Merger Agreement.  Accordingly, assets and liabilities relating to Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement (except to the extent included in Current Assets or Current Liabilities as provided herein).  In the event of any inconsistency between this Agreement and the Tax Sharing Agreement or the Merger Agreement, the terms of the Tax Sharing Agreement or the Merger Agreement, as the case may be, shall control.  Except in the case of Section 2.3 of this Agreement, the rights and obligations of the Parties with respect to any current or former directors, officers or employees, any compensation or benefits and any benefit plans, programs, agreements or arrangements shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement. Accordingly, assets and liabilities relating to current or former directors, officers or employees, and compensation or benefits and any benefit plans, programs, agreements and arrangements shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement.  The rights and obligations of the Parties with respect to collective bargaining agreements and practices, including collective bargaining agreements of the Spinco Business, memoranda of agreement and memoranda of understanding, and the rights and obligations arising under those contracts and practices on benefit plans, programs, agreements and arrangements shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement, and shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement.  In the event of any inconsistency between this Agreement and the Employee Matters Agreement or the Merger Agreement, the Employee Matters Agreement or the Merger Agreement, as the case may be, shall control.

Section 2.2    Conveyancing and Assumption Agreements.  In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this Article II, Verizon and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments, including quit claim deeds, as Verizon may deem necessary or desirable (provided that such instruments shall not impose obligations on either Party or grant rights, through representations or otherwise, beyond those set forth in this Agreement).

Section 2.3    Certain Resignations.  At or prior to the Distribution Date, Verizon shall cause each employee and director of Verizon and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve.  At or prior to the Distribution Date, Spinco will cause each employee and director of Spinco and its Subsidiaries who will not be employed by Verizon or any Verizon Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Verizon or any Verizon Subsidiary on which they serve, and from all positions as officers of Verizon or any Verizon Subsidiary in which they serve.

Section 2.4    Special Payment Financing; Debt Exchange.

(a)           At or prior to the Distribution Date, Spinco will, in exchange for Verizon causing the transfer to Spinco of the ILEC Spinco Subsidiaries and the Non-ILEC Spinco Assets, (i) enter into the agreements associated with the Special Payment Financing (in accordance with Section 7.18 of the Merger Agreement) and use the proceeds thereof to pay the Special Payment and (ii) if the total amount of the Special Payment is less than (w) $3.333 billion minus (x) the amount of Distribution Date Spinco Indebtedness, distribute Spinco Securities to Verizon having a principal amount equal to (y) $3.333 billion minus (z) the sum of (A) the total amount of the Special Payment and (B) the amount of Distribution Date Spinco Indebtedness.  Verizon shall not be obligated to consummate the Distribution unless Verizon shall receive in connection therewith the Special Payment and a principal amount of Spinco Securities that together total $3.333 billion minus the amount of Distribution Date Spinco Indebtedness.

(b)           The rights and obligations of the Parties in respect of pursuing and obtaining the Special Payment Financing are set forth in the Merger Agreement, and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

(c)           The Parties acknowledge that Verizon reserves the right (in accordance with Section 7.18 of the Merger Agreement) to enter into arrangements prior to or following the Distribution Date providing for the exchange of Spinco Securities held by Verizon for debt obligations of Verizon or its Affiliates, or for the transfer of Spinco Securities to other Verizon creditors or stockholders (the “Debt Exchange”), provided that, the parties further acknowledge that (i) if Verizon desires to consummate the Debt Exchange concurrently with the Distribution, Verizon shall not be obligated to consummate the Distribution unless the Debt Exchange shall be consummated concurrently with the Distribution with respect to a principal amount of Spinco Securities equal to (x) $3.333 billion minus (y) the sum of (A) the total amount of the Special Payment and (B) the amount of Distribution Date Spinco Indebtedness and (ii) if Verizon elects not to pursue the Debt Exchange at the time of the Distribution or thereafter, Verizon may dispose of Spinco Securities in another manner, but will in any event dispose of all of its interest in any Spinco Securities within 360 days following the Distribution Date.

(d)           At Verizon’s election (the “Election”), to be exercised by Verizon no later than 15 days prior to the Distribution Date (provided that Verizon shall have provided the Company no less than 15 days’ prior written notice of its intention to make the Election), notwithstanding any other provision of the Transaction Agreements, the following alternative transaction structure may be adopted in lieu of the transaction steps currently described in the Transaction Documents to the extent that such alternative transaction structure does not result in Spinco or the Surviving Corporation incurring incremental costs or liabilities that are not reimbursed by Verizon:

(i)           the entity referred to as Spinco shall be formed by GTE, instead of by Verizon;

(ii)          the Special Payment shall be an amount paid by Spinco to GTE, instead of being paid by Spinco to Verizon;

(iii)         Spinco Securities shall be notes issued by Spinco to GTE, instead of being issued by Spinco to Verizon;

(iv)         the Debt Exchange may be undertaken by GTE with its creditors or stockholders, instead of being undertaken by Verizon with Verizon’s creditors or stockholders;

(v)          Verizon and GTE shall transfer or cause to be transferred to Spinco (or to Subsidiaries thereof) all of the Spinco Assets and Liabilities in such a manner that, immediately prior to the Merger, no assets or liabilities (other than stock or other equity interests in Subsidiaries) shall be held directly by Spinco; and

(vi)         Spinco shall be distributed in the Internal Spinoffs and in the Distribution and shall participate in the Merger.

(e)           If Verizon makes the Election, all applicable provisions of this Agreement and the other Transaction Agreements shall be amended by the parties thereto as appropriate to reflect the Election.  For example, the definition of the Special Payment shall be revised to refer to GTE’s estimate of its tax basis in Spinco, instead of Verizon’s estimate of its tax basis in Spinco.

(f)           Verizon shall pay all Spinco Debt Expenses (i) on the Closing Date or (ii) on such subsequent date when the fees and expenses are payable to lenders or the lenders’ advisors pursuant to the terms of, or otherwise in connection with, the Special Payment Financing.

ARTICLE III

Conditions

Section 3.1    Conditions to the Distribution.  The obligations of Verizon pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Verizon) on or prior to the Distribution Date (provided that certain of such conditions will occur substantially contemporaneously with the Distribution) of each of the conditions set forth in Section 2.4 hereof and in Section 8.1 and Section 8.2 of the Merger Agreement (except the consummation of the Contribution and the Distribution).

Section 3.2    Waiver of Conditions.  To the extent permitted by applicable Law, the condition set forth in Section 3.1 hereof may be waived in the sole discretion of Verizon.  The condition set forth in Section 3.1 is for the sole benefit of Verizon and shall not give rise to or create any duty on the part of Verizon to waive or not waive such condition.

ARTICLE IV

The Distribution

Section 4.1    Record Date and Distribution Date.  Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, of the conditions set forth in Section 3.1, the Board of Directors of Verizon, consistent with the Merger Agreement and Delaware law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

Section 4.2    Spinco Reclassification.  Immediately prior to the Distribution Date, Verizon and Spinco shall take all actions necessary to issue to Verizon such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to Verizon in shares of Spinco Common Stock (the “Reclassification”), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco Common Stock to be determined by Verizon and Spinco prior to the Distribution Date, all of which will be held by Verizon.

Section 4.3    The Agent.  Prior to the Distribution Date, Verizon shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco and the Company providing for, among other things, the distribution to the holders of Verizon Common Stock in accordance with this Article IV of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 4.4    Delivery of Shares to the Agent.  At or prior to the Distribution Date, Verizon shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution.  After the Distribution Date, upon the request of the Agent, Spinco shall provide all book-entry transfer authorizations that the Agent shall require in order to effect the distribution of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 4.5    The Distribution.  Upon the terms and subject to the conditions of this Agreement, following consummation of the Reclassification, Verizon shall declare and pay the Distribution consisting of:

(i)           to the holders of shares of Verizon Common Stock as of the Record Date, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the total number of shares of Verizon Common Stock held by such holders as of the Record Date and the denominator of which is the number of Total Verizon Shares; and

(ii)          to the holders of shares of Verizon Common Stock who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the total number of shares of Verizon Common Stock held by such holders that were acquired pursuant to the exercise of Record Date Options on or prior to the Distribution Date and the denominator of which is the number of Total Verizon Shares.

Immediately after the Distribution, at the Effective Time, all such shares of Spinco Common Stock shall be converted into the right to receive shares of Company Common Stock pursuant to, and in accordance with the terms of, the Merger Agreement, immediately following which the Agent shall distribute by book-entry transfer in respect of the outstanding shares of Verizon Common Stock held by (x) holders of record of Verizon Common Stock on the Record Date and (y) persons who acquired Verizon Common Stock pursuant to the exercise of Record Date Options, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution have been converted pursuant to the Merger.  The Agent shall make cash payments in lieu of any fractional shares resulting from the conversion of Spinco Common Stock into Company Common Stock in the Merger pursuant to, and in accordance with, the terms of the Merger Agreement.

ARTICLE V

Post Closing Adjustments

Section 5.1    Post-Closing Adjustments.

(a)           Within 90 days after the Closing Date, Verizon shall cause to be prepared and delivered to the Surviving Corporation a statement derived from the books and records of Verizon and its Affiliates (the “Closing Statement”), setting forth Distribution Date Working Capital, including reasonable detail regarding the calculation thereof.  The Distribution Date Working Capital shall be calculated in accordance with GAAP, consistently applied, using the same accounting principles, methodologies and policies used in the preparation of the Spinco Audited Balance Sheet, pro forma for the completion of the Contribution, as modified by the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter.

(b)           Verizon shall give the Surviving Corporation and each of its Representatives access at all reasonable times and on reasonable advance notice to Verizon’s books and records to the extent reasonably required to permit the Surviving Corporation to review the Closing Statement.  Within 60 days after receipt of the Closing Statement, the Surviving Corporation shall, in a written notice to Verizon, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Article V).  The Surviving Corporation shall have the right to discuss the Closing Statement with Verizon’s accountants, it being understood that in connection with such discussion, the Surviving Corporation will not have access to the work papers of such accountants.  If Verizon shall not have received a notice of proposed adjustments (provided that any and all proposed adjustments to the calculation of Distribution Date Working Capital must in the aggregate exceed two hundred fifty thousand dollars ($250,000) or more) within such 60-day period, the Surviving Corporation will be deemed to have accepted irrevocably such Closing Statement.

(c)           Verizon and the Surviving Corporation shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Statement, during the 30 days following Verizon’s receipt of the proposed adjustments.  If the parties are unable to resolve such dispute within such 30-day period, then, at the written request of either party (the “Dispute Resolution Request”), each party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters.  The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues.  Such negotiations shall take place during the 15-day period following the date of the Dispute Resolution Request.  If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the Closing Statement, as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “Final Closing Statement”), executed within five days thereafter.  If the business representatives do not resolve the dispute, within five days the Surviving Corporation and Verizon shall jointly select a nationally recognized independent public accounting firm (which is not the regular independent public accounting firm of either Verizon or the Surviving Corporation) to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 9.13.  If the Surviving Corporation and Verizon do not jointly select such firm within five days, a nationally recognized accounting firm shall be selected by lot from among those nationally recognized firms which are not the regular firm of either Verizon or the Surviving Corporation.  Such accounting firm shall arbitrate and resolve such dispute based solely on the written submission forwarded by Verizon and the Surviving Corporation and shall only consider whether the Closing Statement was prepared in accordance with this Article V and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Closing Statement requires adjustment.  The fees and expenses of such accounting firm shall be shared by the Surviving Corporation and Verizon in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Surviving Corporation and Verizon, respectively.

(d)           If the amount of the Distribution Date Working Capital, as set forth in the Final Closing Statement (the “Final Distribution Date Working Capital”) exceeds the Target Working Capital, no payment shall be made by either party with respect thereto and, if the amount of the Final Distribution Date Working Capital is less than the Target Working Capital, Verizon shall pay to the Surviving Corporation an amount equal to such deficit.  All such amounts shall bear interest from the Distribution Date through but excluding the date of payment at the Applicable Rate; such interest shall accrue daily on the basis of a 365 day year calculated for the actual number of days for which payment is due and such payment shall be payable together with the amount payable pursuant to the foregoing sentence.  Any amounts payable pursuant to this Section 5.1(d) shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the Closing Statement becomes a Final Closing Statement.

(e)           To the extent that Verizon makes any payment of an amount which constitutes a Current Liability between the Closing Date and the date any payment is due under Section 5.1(d), then Verizon shall have a right to offset the aggregate of all such amounts against the amount, if any, payable to the Surviving Corporation under Section 5.1(d); provided that Verizon has provided evidence of the payment of such amounts prior to making any offset.

ARTICLE VI

Additional Covenants

Section 6.1    Survival; Exclusive Remedy.  The covenants and agreements contained herein to be performed following the Closing shall survive the Effective Time in accordance with their respective terms and all other terms shall expire as of the Effective Time (other than the obligation to convey the Spinco Assets and the Spinco Liabilities in accordance with Section 2.1).  The Parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of this Agreement shall be asserted pursuant to Section 10.2 of the Merger Agreement (or if this Agreement and the Merger Agreement are terminated, Section 9.3 of the Merger Agreement) and only to the extent expressly contemplated therein.

Section 6.2    Mutual Release.  Effective as of the Distribution Date and except as otherwise specifically set forth in the other Transaction Agreements or the Transferred Affiliate Arrangements, each of Verizon, on behalf of itself and each of the Verizon Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other Party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts (including intercompany cash balances and accounts and notes payable), demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing Party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other Party occurring or failing to occur or any conditions existing at or prior to the Distribution Date whether or not known on the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under this Agreement or the other Transaction Agreements or Transferred Affiliate Arrangements or any Contracts (as defined therein) contemplated thereby, or assumed, transferred, assigned, allocated or arising under any of this Agreement or the other Transaction Agreements or Transferred Affiliate Arrangements or any Contract contemplated thereby, in each case subject to the terms thereof, or any Person’s right to enforce this Agreement or the other Transaction Agreements, Transferred Affiliate Arrangements or the Contracts contemplated thereby in accordance with their terms, or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.2.  Each Party agrees, for itself and each member of its Group, not to make any claim or demand or commence any action or assert any claim against any member of the other Party’s Group with respect to the Liabilities released pursuant to this Section 6.2.

Section 6.3    Intercompany Agreements.  Except for the Transaction Agreements, any agreements entered into pursuant to the Merger Agreement (including pursuant to Sections 7.8 and 7.24 thereof) and the other Transferred Affiliate Arrangements, and except as contemplated by paragraph (iv) of Section 5.17 of the Merger Agreement, all contracts, licenses, agreements, commitments and other arrangements, formal and informal (including with respect to intercompany cash balances and accounts and notes payable), (x) between any member of the Verizon Group, on the one hand, and any member of the Spinco Group, on the other hand, or (y) between Cellco Partnership (d/b/a Verizon Wireless) or any of its Subsidiaries, on the one hand, and any member of Spinco Group, on the other hand, in each case in existence as of the Distribution Date, shall terminate as of the close of business on the day prior to the Distribution Date.  No such terminated agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties thereto shall be released from all obligations thereunder.  From and after the Distribution Date, no member of either Group shall have any rights or obligations under any such terminated agreement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

Section 6.4    Guarantee Obligations and Liens.

(a)           Verizon and Spinco shall, upon Verizon’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective commercially reasonable efforts to:  (x) terminate, or to cause Spinco, as the appropriate member of the Spinco Group, to be substituted in all respects for Verizon or the applicable member of the Verizon Group in respect of, all obligations of any member of the Verizon Group under any Spinco Liabilities identified by Verizon for which such member of the Verizon Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Spinco Liabilities under any Financial Instrument) (“Verizon Guarantees”), and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any Verizon Assets in respect of, any liens or encumbrances identified by Verizon on Verizon Assets which are securing any Spinco Liabilities.  If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Verizon, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Verizon Group is or may be liable or for which any Verizon Asset is or may be encumbered unless all obligations of the Verizon Group and all liens and encumbrances on any Verizon Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Verizon.

(b)           Verizon and Spinco shall, upon Spinco’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective commercially reasonable efforts to:  (x) terminate, or to cause a member of the Verizon Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Verizon Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Verizon Liabilities under any Financial Instrument) (“Spinco Guarantees”), and (y) terminate, or to cause Verizon Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Verizon Liabilities.  If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Spinco, from and after the Distribution Date, Verizon shall not, and shall not permit any member of the Verizon Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Section 6.5    Insurance.

(a)           Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Verizon will use its commercially reasonable efforts, at Spinco’s request, to assert claims on behalf of Spinco and the Spinco Subsidiaries for any loss, liability or damage identified by Spinco with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Verizon will use its commercially reasonable efforts to obtain from the relevant third-party insurer an assignment to Spinco of any rights to prosecute claims identified by Spinco properly asserted with respect to the Spinco Assets or Spinco Liabilities with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that, in the case of both clauses (i) and (ii) above, (A) all of Verizon’s and each Verizon Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco), (B) Verizon and the Verizon Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 6.5(c)), amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), in each case to the extent that such modifications do not disproportionately adversely affect any claim subject to clause (i) or (ii) with respect to the Spinco Assets or Spinco Liabilities relative to a comparable claim with respect to the Verizon Assets or Verizon Liabilities and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

(b)           Nothing in this Section 6.5 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

(c)           This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Verizon Group in respect of any insurance policy or any other contract or policy of insurance.

(d)           Verizon agrees to use its commercially reasonable efforts to recover damages or to assist Spinco in connection with any efforts by Spinco to recover damages, as the case may be, under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided that all of Verizon’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco).

(e)            If an extended reporting period for Claims Made Policies is available for Verizon to purchase, if the Surviving Corporation requests following the Closing Date, Verizon shall cause to be purchased at the Surviving Corporation’s expense (using funds provided by the Surviving Corporation) an extended reporting period with respect to such insurance for the benefit of Spinco and the Spinco Subsidiaries as insureds.

(f)            In the event that a Policy provides coverage for both Verizon or a Verizon Subsidiary, on the one hand, and the Spinco Business, Spinco Assets and Spinco Liabilities, on the other hand, relating to the same occurrence:  (i) Verizon agrees, to the extent requested by Spinco, to jointly defend Spinco or any applicable Spinco Subsidiaries where no conflicts exist between the Parties; and (ii) Spinco shall pay that portion of all out-of-pocket fees and expenses, in excess of any insurance or insurance reimbursement, attributable to the Spinco Assets and Spinco Liabilities.

(g)           The obligations of Verizon and its Subsidiaries under this Section 6.5 shall terminate on the seventh anniversary of the Effective Time.

Section 6.6    Subsequent Transfers.  In the event that at any time during the 18-month period following the Distribution Date a member of the Verizon Group becomes aware that it possesses any Spinco Assets (except (i) for assets, rights and properties provided by members of the Verizon Group pursuant to the Cutover Plan Support Agreement or (ii) as otherwise contemplated by the Transaction Agreements), Verizon shall cause the prompt transfer of such Spinco Assets to Spinco.  Prior to any such transfer, Verizon shall hold such Spinco Assets in trust for Spinco.  In the event that at any time during the 18-month period following the Distribution Date, a member of the Spinco Group becomes aware that it possesses any Verizon Assets (except as otherwise contemplated by the Transaction Agreements), the Spinco Group shall cause the prompt transfer of such Verizon Assets to Verizon or a member of the Verizon Group.  Prior to any such transfer, the Spinco Group shall hold such Verizon Assets in trust for Verizon.

Section 6.7    Further Assurances.  From time to time after the Distribution Date, and for no further consideration, each of the Parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary to consummate and make effective the transactions contemplated by this Agreement; provided that no such documents or instruments shall impose obligations on any Party broader than or additive to those in any Transaction Agreement.

Section 6.8    Use of Names.

(a)           Except as otherwise provided in any of the other Transaction Agreements, after the Distribution Date, neither Verizon nor any Subsidiary of Verizon (i) shall use any material showing any affiliation or connection of Verizon or any member of the Verizon Group with Spinco or any member of the Spinco Group or (ii) shall represent to third parties that any of them is affiliated or connected with Spinco or any member of the Spinco Group.  The restrictions contained in this Section 6.8(a) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed or made publicly available.

(b)           Except as otherwise provided in any of the other Transaction Agreements, after the Distribution Date, neither Spinco nor any Subsidiary of Spinco (i) shall use any material showing any affiliation of Spinco or any member of the Spinco Group with Verizon or any member of the Verizon Group or (ii) shall represent to third parties that any of them is affiliated with Verizon or any member of the Verizon Group.  The restrictions contained in this Section 6.8(b) shall not apply to filings, reports and other documents required by applicable Law or regulations of securities exchanges to be filed or made publicly available.  Without limiting the generality of the foregoing, prior to the Distribution Date, Verizon shall have the right to change the names of all of the Spinco Subsidiaries to remove the name Verizon.  The Surviving Corporation shall undertake such name changes promptly following the Merger to the extent such changes are not completed prior to such time.

ARTICLE VII

Access to Information

Section 7.1    Provision of Information.  Notwithstanding anything herein to the contrary, the Parties agree that the obligation of Verizon to deliver Information that is part of the Spinco Assets to Spinco from and after the Distribution will be governed by this Article VII.  Subject to the terms of this Article VII:

(a)           No later than five Business Days following the Closing Date, Verizon shall deliver to Spinco at the address specified for notices to the Company in the Merger Agreement (or to such other address in the continental United States as may be designated by the Company to Verizon no less than 10 days prior to the Distribution Date), (i) copies of the Information constituting Spinco Assets that are continuing property records, (ii) copies of the Information constituting Spinco Assets that is contained in the electronic data room provided by Intralinks and which the Company has had access prior to the date hereof, together with such other information to be made available between the date hereof and the Distribution Date in the data room located in Irving, Texas, and such additional Information constituting Spinco Assets that is in the same general categories as the existing Information in such data room and is added to the data room by Verizon (using reasonable commercial efforts to do so) immediately prior to the Closing Date and (iii) minute books and organizational documents of Spinco and the Spinco Subsidiaries.

(b)           Following the Distribution Date, Verizon shall deliver or make available to Spinco from time to time, upon the request of Spinco, Information in Verizon’s possession and not provided pursuant to Section 7.1(a) relating directly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities that consist of: (i) active Contracts, (ii) active litigation files and (iii) all other Information that constitutes Spinco Assets or relates directly to any Spinco Liability, in each case to the extent they are material to the conduct of the Spinco Business following the Distribution Date.  Verizon also will cooperate with Spinco to accommodate Spinco’s reasonable requests from time to time following the Distribution Date for other Information relating directly to the Spinco Assets, the Spinco Business or the Spinco Liabilities.  Subject to Section 7.5, Verizon may retain complete and accurate copies of such Information.  Verizon shall maintain all such Information consistently with Verizon’s standard retention policies except to the extent that any such Information has already been provided to the Surviving Corporation or has been offered to and declined by the Surviving Corporation.  The out of pocket costs and expenses incurred in the identification, isolation and provision of Information to the Spinco Group (and in the case of any Information provided pursuant to the second sentence of this paragraph, a reasonable internal cost allocation) shall be paid for by the Spinco Group.  Information shall be provided as promptly as practicable upon request, with due regard for other commitments of Verizon personnel and the materiality of the information to Spinco (including the need to comply with any legal or regulatory requirement of any Governmental Authority).

(c)           Notwithstanding anything in this Agreement to the contrary, (x) the provision of returns and other Information relating to Tax matters shall be governed by the Tax Sharing Agreement and to the extent applicable, the Merger Agreement, and not this Agreement, (y) the provision of Information relating to personnel and personnel maters will be governed by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement, and not this Agreement and (z) the ownership and use of any Information that constitutes an Intellectual Property Asset shall be governed by the Intellectual Property Agreement.

Section 7.2    Privileged Information.

(a)           Each Party acknowledges that:  (i) each of Verizon and Spinco (and the members of the Verizon Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are or may be a number of Litigation Matters affecting each or both of Verizon and Spinco; (iii) both Verizon and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Spinco Business or Verizon Business or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date; and (iv) both Verizon and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)           Each of Verizon and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Verizon and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Spinco Business or Verizon Business, as applicable.  In the event of a disagreement between any member of the Verizon Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c)           Upon any member of the Verizon Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court or other Governmental Authority which requests disclosure of Privileged Information, in each case relating to pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, the recipient of the notice shall (to the extent consent is required in connection with the disclosure of such Privileged Information under paragraph (b) of this Section) as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the Parties shall cooperate to assert all defenses to disclosure claimed by either Party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 7.3    Production of Witnesses.  Subject to Section 7.2, after the Distribution Date, each of Verizon and Spinco shall, and shall cause each member of its Group to, make available to Spinco or Verizon or any member of the Spinco Group or of the Verizon Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting Party may from time to time be involved and relating to the pre-Distribution Spinco Business or the Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date.  The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons.

Section 7.4    Retention of Information.  Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Verizon and Spinco shall, and shall cause each member of its Group to, retain all Information in such Party’s Group’s possession or under its control, relating directly and primarily to the pre-Distribution business, Assets or Liabilities of the other Party’s Group for so long as such Information is retained pursuant to such Party’s general document retention policies as of such time or such later date as may be required by Law, except that if, prior to the expiration of such period, any member of either Party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the Party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party.  This Section 7.4 shall not apply to Information referred to in clauses (x) and (y) of Section 7.1(c).

Section 7.5    Confidentiality.  Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of Verizon and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other Party’s Group obtained by it or furnished to it by such other Party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each Party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Verizon Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of Law, including filing requirements with the U.S. Securities and Exchange Commission, or (b) such Party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other Party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror.  Notwithstanding the foregoing, each of Verizon and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 7.6    Cooperation with Respect to Government Reports and Filings.  Verizon, on behalf of itself and each member of the Verizon Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Verizon Group, with such cooperation and Information (in each case, with respect to the Spinco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting or responding to any other government proceeding relating to the pre-Distribution business of the Verizon Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date.  Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any Governmental Authority that relate to the Verizon Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Verizon Group.  All cooperation provided under this section shall be provided at the expense of the Party requesting such cooperation.  Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

ARTICLE VIII

No Representations or Warranties

Section 8.1    No Representations or Warranties.  Except as expressly set forth in any Transaction Agreement, Spinco and Verizon understand and agree that no member of the Verizon Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities.  Except as expressly set forth in the Merger Agreement, Verizon and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Verizon or any member of the Verizon Group in any way as to the Verizon Assets, the Verizon Business or the Verizon Liabilities.

ARTICLE IX

Miscellaneous

Section 9.1    Expenses.  All fees and expenses and any other costs incurred by the Parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 11.1 of the Merger Agreement, provided, however, that (i) Spinco shall reimburse Verizon for and indemnify Verizon against, all costs invoiced by a financial printer in connection with the preparation and filing of the Information Statement, including all amendments thereto and any Current Report on Form 8-K that shall be filed by Spinco which shall include the Information Statement as an exhibit thereto, and all costs of preparing, printing and delivering the Information Statement to Verizon’s record and beneficial stockholders (other than attorneys’ fees and fees of other advisors to Verizon) and (ii) Spinco shall pay all Spinco Debt Expenses.  If the Distribution occurs, (i) to the extent that invoices from Verizon for such costs, fees and expenses shall be available and furnished to Spinco and the Company no later than 10 Business Days prior to the Closing Date, Spinco or the Surviving Corporation shall reimburse Verizon for such costs on the Closing Date, and (ii) to the extent that invoices from Verizon for such costs, fees and expenses are provided by Verizon to the Surviving Corporation following the Closing Date, the Surviving Corporation shall reimburse Verizon for such costs within 10 Business Days following receipt of such invoices from Verizon.

Section 9.2    Notices.  Prior to Closing under the Merger Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five Business Days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at such addresses as may be specified by the Parties from time to time.  Following the Closing, notices shall be sent to Verizon and the Surviving Corporation (as successor by merger to Spinco) in accordance with Section 11.2 of the Merger Agreement, or to such other address as either Party may have furnished to the other Party by a notice in writing in accordance with this Section.

Section 9.3    Interpretation.  Each Party has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.4    Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 9.5    Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party and the prior written consent of the Company, not to be unreasonably withheld, delayed or conditioned, and any purported assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.6    No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Verizon, Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Section 6.2 with respect to the release of certain Liabilities, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 9.7    Entire Agreement.  This Agreement, the Exhibits and the Disclosure Letter hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall control.

Section 9.8    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 9.9    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the Parties, notwithstanding that not all Parties are signatories to the original or the same counterpart.

Section 9.10   Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing signed by Verizon and Spinco.  No failure or delay by Verizon or Spinco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of Verizon or Spinco to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.11   Termination.  Notwithstanding any provision hereof, in the event of termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of Verizon.  In the event of such termination, no Party or any party to any other Transaction Agreement (other than the Merger Agreement to the extent provided therein) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement to the extent provided therein).

Section 9.12   Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.13   Jurisdiction; Service of Process.  EACH OF THE PARTIES (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, OF ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, A NEW YORK STATE COURT.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.  NOTWITHSTANDING THIS SECTION 9.13, ANY DISPUTE REGARDING THE CLOSING STATEMENT SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE V; PROVIDED THAT THE TERMS OF ARTICLE V MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 9.13.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ John W. Diercksen
John W. Diercksen
Executive Vice President Strategy, Planning
and Development

NEW COMMUNICATIONS HOLDINGS INC.
By:	/s/ Stephen E. Smith
Stephen E. Smith
Vice President